SMS STUDENT LOAN TRUST 2000-A

        OFFICERS CERTIFICATE



     In accordance with Section 3(a) of the Administration Agreement, dated as of January 1, 2000, among SMS Student Loan Trust 2000-A, a Delaware trust (the
 Issuer ), USA Group Secondary Market Services, Inc., a Delaware corporation, as administrator (the Administrator), and Bankers Trust Company, a New York banking corporation, not in its individual capacity but solely as Indenture Trustee (the "Indenture Trustee"), the undersigned, in their official capacities as Authorized Officers, on behalf of the Administrator, hereby certify that a review of the activities of the Administrator during the period from the closing date to September 30, 2000 and of its performance under the Administration Agreement has been made under our supervision, and to the best of our knowledge, based on such review, the Administrator has fulfilled all its obligations under the Administration Agreement throughout such period.

Terms used herein and not specifically herein defined shall have the meaning ascribed to them in the Administration Agreement. In witness whereof, the undersigned, on behalf of the Administrator, have signed their names as of September 30, 2000.

USA GROUP SECONDARY MARKET SERVICES, INC.,
Administrator



By: /s/ Stephen W. Clinton
Stephen W. Clinton, Chairman of the Board, President and Chief Executive Officer



By: /s/ Cheryl E. Watson
Cheryl E. Watson, Senior Vice President and Chief Financial Officer